December 5, 1995
Avnet, Inc.
80 Cutter Mill Road
Great Neck, New York  11021

Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

      I refer to the Registration Statement on Form
S-8 (the "Registration Statement") to be filed by Avnet, Inc. (the "Company") with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares (the "Shares") of the Common Stock of the Company for delivery under the Avnet's 1995 Stock Option Plan (the "Plan"). The
Shares may be either authorized but heretofore unissued shares or may be delivered out of the treasury of the Company.

      I have examined such documents as I considered necessary for the purposes of this opinion. Based on such examination, it is my opinion that up to 1,000,000 heretofore unissued Shares which may be the subject of options granted under the Plan, when paid for in accordance with the terms of the Plans and the options granted thereunder, will be legally issued, fully-paid and non-assessable under the laws of the State of New York (the state of incorporation of the Company).

      I consent to the use of this opinion as
Exhibit 5.1 to the Registration Statement.

                                 Very truly yours,

                                 s/ David R. Birk
                                         David R. Birk